Exhibit 10.5

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into as of the lst day of January, 2008, by and between Chevco Consulting Group, a Delaware corporation with a principal place of business in Amherst, New Hampshire (“Consultant”); and OnePak, Inc., a Nevada corporation with a principal place of business in Orleans, Massachusetts (“Onepak” or the “Company”) (collectively, the “Parties”).

WHEREAS, Consultant has acquired certain expertise in the areas of networked computer and database architecture; and

WHEREAS, OnePak wishes to engage Consultant, and Consultant wishes to be so engaged, to provide OnePak with certain consulting services in the areas of networked computer and database architecture;

NOW, THEREFORE, in consideration of the promises, the mutual covenants, and the conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, agree as follows:

1. CONSULTING SERVICES

OnePak hereby retains Consultant to provide consulting services in the areas of networked computer programming and database design (the “Consulting Services”) in connection with the Internet portal located on the World Wide Web at www.onepak.com. Consultant agrees to use diligent efforts to provide the Consulting Services and deliver to OnePak the deliverables agreed to by OnePak and Consultant (the “Deliverables”) in accordance with the timetable and milestones agreed to by OnePak and Consultant. All Consulting Services performed and Deliverables created under this Agreement shall be considered (the “Work Product”) The Work Product shall be subject to acceptance as to form and content by OnePak. Consultant shall periodically review with OnePak the status of, and progress made on, the Work Product. If any Work Product is deemed “not acceptable” by OnePak, Consultant shall act diligently to modify the Work Product to so conform. It is specifically agreed that Consultant shall provide all Consulting Services solely and exclusively through its employees, who may perform the Consulting Services at 100 State Route 101A, Amherst, NH, or at such other locations as OnePak may direct, from time to time, at its sole discretion.

2. TERM OF AGREEMENT

This Agreement shall commence on the date first written above, and shall continue in effect until terminated by OnePak or Consultant upon ten (10) days written notice. Notwithstanding anything to the contrary in this paragraph, it is expressly agreed that this Agreement may be terminated by OnePak immediately upon written notice for Cause. “Cause” is defined as: (a) Consultant has engaged in acts of dishonesty, gross negligence, or willful misconduct, (b) the conviction of Consultant for, or the entry of a plea of guilty or nolo contendere by Consultant to, a felony (other than a motor vehicle violation) or any crime involving moral turpitude, fraud, or misrepresentation, whether or not related to the business or property of OnePak, or (c) the death of Consultant, or Consultant’s inability or failure to provide the Consulting Services solely through Consultant.

3. TIME DEVOTED BY CONSULTANT

Consultant shall provide the Consulting Services on an as-need basis and within a reasonable time following a request by OnePak. It is anticipated that Consultant shall spend a minimum of 120 hours per month providing Consulting Services.

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4. COMPENSATION TO CONSULTANT

a. Fee. In the absence of specific invoicing for Consulting Services exceeding 120 hours per month, OnePak shall pay Consultant for rendering the Consulting Services at a rate of $12,000.00 per month.

5. INDEPENDENT CONTRACTOR

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6. EXPENSE REIMBURSEMENTS

All reasonable expenses (including required travel) incurred by Consultant in furtherance of the Consulting Services, including postage, express mailing fees, and long-distance telephone charges will be fully and promptly reimbursed by OnePak on a monthly basis upon presentation of an expense report with receipts for each item to be reimbursed. Any purchases exceeding fifty dollars must be pre-approved by OnePak. Mileage will be reimbursed at the federal government’s current POV Mileage Reimbursement Rate (2007 rate is $.485 per mile). All expense reimbursements will be paid directly to Consultant.

7. REPORTING OF ACTIVITIES

Consultant will provide OnePak with reports as requested by OnePak. Otherwise the ongoing development of the OnePak portal shall suffice as reporting.

8. CONFIDENTIAL INFORMATION.

a. Consultant agrees that all information, whether or not in writing, concerning OnePak’s business, technology, business relationships, or financial affairs which OnePak has not released to the general public (collectively, “Confidential Information”) is and will be the exclusive property of OnePak. By way of illustration, but not limitation, Confidential Information shall include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas, whether or not related to the Work Product; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Confidential Information also includes information received by Consultant in confidence from or about OnePak Global Corp., and information received in confidence by OnePak from its customers, suppliers, or any third parties.

b. Consultant agrees that they will not, at any time, without OnePak’s prior written permission, either during or after the term of this Agreement, disclose any Confidential Information to anyone outside of OnePak or use or permit to be used any Confidential Information for any purpose other than the performance of the Consulting Services. Consultant, Seth, and Cheryl agree that they will cooperate with OnePak and use their best efforts to prevent the unauthorized disclosure of all Confidential Information.

c. Upon the termination of this Agreement by OnePak or Consultant for any reason, or at any other time upon request by OnePak, Consultant, agree that they shall promptly deliver to OnePak all records, files, memoranda, notes, designs, data, reports, plans, computer programs, software, software documentation, sketches, research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of OnePak or the Work Product.

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9. OWNERSHIP RIGHTS

At no time will Consultant claim any ownership of, or right, title, or interest in, any product, tool, or other item contributed by OnePak to the development of the Work Product. All Work Product, and right, title and interest therein (including without limitation all copyrights, patent rights and rights to patent, trade secrets and other intellectual property rights of every nature), shall be considered works made for hire by Consultant for OnePak, and such Work Product shall, upon creation, be owned exclusively by OnePak. The only exception will be if Consultant previously owned technology that is used in the Work Product, in which case Consultant will give OnePak a perpetual, non-exclusive, and transferable license for such technology. In addition, and notwithstanding the foregoing, Consultant, hereby assign, irrevocably and in perpetuity, to the fullest extent permitted by applicable law under any interpretation of the relationship between the Parties, all their right, title and interest (including without limitation all copyrights, patent rights and rights to apply for patents and under pending applications, trade secrets, and other intellectual property rights of every nature) in and to the Work Product and any invention or discovery made or reduced to practice relating to the Work Product portal in the course of or arising out of Consultant’s performance of the Consulting Services. Promptly upon request by OnePak and at OnePak’s expense, Consultant shall take such reasonable actions and execute and deliver such documents as may be requested by OnePak as necessary or helpful to fully vest, or to evidence the vesting, of the foregoing rights in OnePak.

10. NON-COMPETITION AND NON-SOLICITATION.

Consultant understands and acknowledges that OnePak’s market for its existing and/or proposed products and services is worldwide. Consultant also understand and acknowledge that the competitors for OnePak’s existing and/or proposed products and services are located worldwide and that geographic boundaries do not define the scope of competition in this field. Further, Consultant understand and acknowledge that, during the course of Consultant’s engagement with OnePak, they will be given access to and will help develop Confidential Information which if released to the general public or to a competitor would place OnePak at a disadvantage with its competitors. Therefore, in order to protect OnePak’s Confidential Information and good will, during the term of this Agreement and for a period of twenty-four (24) months following the termination of this Agreement for any reason (the “Restricted Period”), neither Consultant, Seth nor Cheryl will, directly or indirectly, compete, or undertake any planning to compete, with OnePak, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Specifically, but without limiting the foregoing, Consultant agree not to work or provide services in any capacity, whether as an employee, independent contractor, or otherwise, whether with or without compensation, to any person or entity that is competitive with the business of OnePak, as conducted or in planning during the term of this Agreement.

In addition, Consultant, acknowledges and agrees that any and all good will that Consultant, develops during Consultant’s engagement with any of the customers, prospective customers, subcontractors, or suppliers of OnePak shall be the sole, exclusive, and permanent property of OnePak, and that they will not, during the Restricted Period, directly or indirectly, in any manner, other than for the benefit of OnePak call upon, solicit, divert or seek to divert, or provide products or services to, any of the customers, prospective customers, suppliers, prospective suppliers, or business opportunities of OnePak.

Finally, Consultant acknowledges and agrees that if any of them violates any of the provisions of this Paragraph 10, the running of the Restricted Period will be extended by the time during which they engage in such violation(s).

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11. INJUNCTIVE RELIEF

Consultant acknowledges and agrees that the extent of damage to OnePak in the event of a breach of any of the covenants contained in Paragraphs 8, 9, or 10 of this Agreement would be difficult or impossible to ascertain and that there would be no adequate remedy at law available to OnePak in the event of such breach. Consequently, Consultant agrees that, in the event of such breach, OnePak shall be entitled to enforce any or all of the covenants contained in this Agreement by injunctive or other equitable relief in addition to receiving damages or other relief to which OnePak may be entitled.

12. FORMER AND EXISTING EMPLOYMENT

Consultant represents that its performance of all the terms of this Agreement and as a consultant of OnePak does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant or any of its employees in confidence or in trust prior to Consultant’s relationship with OnePak. Consultant has not entered into, and Consultant agrees that it will not enter into, any agreement either written or oral in conflict herewith. Consultant represents, as part of the consideration for the offer of the consulting relationship extended to Consultant by OnePak, that Consultant has not brought and will not bring with Consultant to OnePak for use in the performance of any responsibilities at OnePak any materials or documents of any third party that are not generally available to the public, unless Consultant has obtained express written authorization from such third party for their possession and use. Consultant also understands that, during its consulting relationship with OnePak, Consultant is not to breach any obligation of confidentiality that Consultant has to any third party. Consultant acknowledges and understands that OnePak shall not be liable for any such breach by Consultant.

13. REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

a. Representations, Warranties and Covenants of Consultant. Consultant represents, warrants, and/or covenants (as the context may require) as follows:

(i)	All Work Product, when delivered, will be the original work of Consultant or in the public domain; will be free and clear of any and all claims or encumbrances of any kind to the best of Consultant’s knowledge; and will not infringe the copyright, trade secret, patent or other intellectual property rights of any third party to the best of Consultant’s knowledge.

(ii)	Consultant shall obtain the necessary assignments, contracts and releases with or from all parties whose names, likenesses, testimonials, scripts, musical compositions or similar materials or rights are used as part of a Deliverable, except where OnePak undertakes in writing do so.

(iii)	Consultant is not, by entering into this Agreement or performing the Consulting Services, violating any applicable law, rule or regulation, or any contract of Consultant with any other party.

(iv)	Consultant will follow commercially reasonable industry standard procedures in order to determine that Work Product is free of any virus or other code which has the ability to damage, interfere with, or otherwise adversely affect computer programs, data files or hardware.

b. Indemnification for Breach of Warranties. If a claim is made or an action brought resulting from any breach of the foregoing representations, warranties or covenants, Consultant will indemnify OnePak and hold it harmless against such claim or action and resulting costs, damages and attorneys fees, provided that (i) OnePak promptly notifies Consultant in writing of the claim, and (ii)

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Consultant has sole control of the defense and all related settlement negotiations, although OnePak may be represented by separate counsel at its own expense. If any Work Product, or the use or operation thereof, becomes, or in Consultant’s opinion is likely to become, the subject of such a claim, Consultant may at its expense either procure the right for OnePak to continue using the Work Product or, at its option, replace or modify the same without cost to OnePak so that it becomes non-infringing (provided such replacement or modification does not materially adversely affect OnePak’s intended use of the Work Product as contemplated hereunder). If neither of the foregoing alternatives is available, OnePak will return the Work Product on written request by Consultant and Consultant will credit or (at OnePak’s option) refund to OnePak all fees paid for such Work Product.

The indemnity obligations of the parties under this Paragraph 13 shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of OnePak, the Consultant, and any other such persons or entities mentioned hereinabove.

14. MISCELLANEOUS

a. Attorney’s Fees. If any party files any action or brings any proceeding against another arising out of or relating to this Agreement, then the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

b. Waiver. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law.

c. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and no assignment shall be allowed without first obtaining the written consent of the non-assigning party.

d. Severability. If any condition or covenant herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way effect the other covenants and conditions contained herein.

e. Amendment. This Agreement may be amended only by a written agreement executed by all parties hereto.

f. Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against any party because that party or his legal representative drafted such provision.

g. Notice. All written notices, demands, or requests of any kind, which any party may be required or desire to serve on another in connection with this Agreement, must be served by registered or certified mail, with postage prepaid and return receipt requested. In lieu of mailing, any party may cause delivery of such notice, demands and requests to be made by personal service or facsimile transmission, provided that acknowledgment of receipt is made. Notice shall be deemed given upon personal delivery or receipt of facsimile transmission, or two (2) days after mailing. All such notices, demands, and requests shall be delivered as follows:

If to OnePak:	OnePak, Inc.
P.O. Box 130/56 Main Street, 2nd Floor Orleans, MA 02653 Attn: Steven V. Andon, CEO Fax: (781) 998-0335

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With a copy to:	Thomas M. Ciampa, Esq.
Ciampa & Associates 20 Park Plaza, Suite 804 Boston, MA 02116 Fax: (617) 423-4855

If to Consultant:	Chevco Consulting Group
100 State Route 101A Amherst, NH 03031

h. Entire Agreement. This Agreement contains all of the representations, warranties, and the entire understanding and agreement between the Parties *with respect to consulting for database architecture*. Correspondence, memoranda, or agreements, whether written or oral, originating before the date of this Agreement *with respect to consulting for database architecture* are replaced in total by this Agreement unless otherwise especially stated *It is stated that there may be other Agreements in place at the first date of signature above between Charles A. Andon and OnePak, and said Agreements shall remain in full force and effect, and in the event of any conflict said Agreements shall take precedence*.

i. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

j. Governing Law and Venue. This Agreement has been deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts without reference to principles of conflicts of law. The Parties agree to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts to resolve any and all claims arising out of, or relating in any way to, the enforcement of this Agreement.

IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon on the day and year first above written.

ONEPAK, INC.

By:	Steven V. Andon, CEO

On this 20th day of January 2008, before me, the undersigned notary public, personally appeared Steven V. Andon, proved to me through satisfactory evidence of identification, which was MAC 587328497, to be the person whose name is signed on this document, and acknowledged to me that he is duly authorized to execute this Agreement on behalf of OnePak, Inc., and did sign it voluntarily and for its stated purpose.

Notary Signature CHERYL DELORAN Comm EXP 4/10/10

CONSULTANT

By:	Charles A. Andon, Principal

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On this 8 day of January 2008, before me, the undersigned notary public, personally appeared Charles A. Andon, proved to me through satisfactory evidence of identification, which was , to be the person whose name is signed on this document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Signature Comm. Exp 4/20/2010

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